Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

AGM Group Holdings, Inc.

We hereby consent to the incorporation by reference of our report, dated August 7, 2026, which appears in the Annual Report on Form 20-F filed with the U.S. Securities Exchange Commission (“SEC”) on August 7, 2026, in the Registration Statement on Form F-1 (file no. 333-293029), Form F-1/A (file no. 333-290977), Form F-3/A (file no. 333-292730) and Form S-8 (file no. 333-290045 and 333-279018), relating to the audit of the consolidated balance sheets of AGM Group Holdings, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of consolidated statements of operations and comprehensive income/(loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes.

/s/ GGF CPA LTD

PCAOB ID: 2729

Guangzhou, China

August 7, 2026